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www.cfindustries.com

CF Industries Holdings, Inc. Reports First Half 2024 Net Earnings of $614 Million, Adjusted EBITDA of $1.21 Billion
Strong Operational Performance in Second Quarter 2024
Favorable Energy Spreads Underpin Continued Strong Cash Generation
Returned $832 Million to Shareholders through Dividends, Share Repurchases in First Half 2024

NORTHBROOK, Ill.—August 7, 2024—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first half and second quarter ended June 30, 2024.

Highlights
•First half 2024 net earnings(1)(2) of $614 million, or $3.31 per diluted share, EBITDA(3) of $1.24 billion, and adjusted EBITDA(3) of $1.21 billion
•Second quarter 2024 net earnings of $420 million, or $2.30 per diluted share, EBITDA of $752 million, and adjusted EBITDA of $752 million
•Trailing twelve months net cash from operating activities of $2.02 billion and free cash flow(4) of $1.15 billion
•Entered agreement with ExxonMobil for the transport and sequestration of up to 500,000 metric tons of carbon dioxide from Company’s Yazoo City, Mississippi, facility; start-up expected in 2028
•Repurchased 4.0 million shares for $305 million during the second quarter of 2024

"I am extremely proud of the team for running our plants exceptionally well, with phenomenal safety performance in the second quarter,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.
Operations Overview
The Company continues to operate safely across its network. As of June 30, 2024, the 12-month rolling average recordable incident rate was 0.17 incidents per 200,000 work hours, significantly better than industry averages.

Gross ammonia production for the first half and second quarter of 2024 was approximately 4.8 million and 2.6 million tons, respectively, compared to 4.7 million and 2.4 million tons in the first half and second quarter, respectively, of 2023. The Company expects gross ammonia production for the full year 2024 to be approximately 9.8 million tons.

Financial Results Overview

First Half 2024 Financial Results

For the first half of 2024, net earnings attributable to common stockholders were $614 million, or $3.31 per diluted share, EBITDA was $1.24 billion, and adjusted EBITDA was $1.21 billion. These results compare to first half of 2023 net earnings attributable to common stockholders of $1.09 billion, or $5.55 per diluted share, EBITDA of $1.78 billion, and adjusted EBITDA of $1.72 billion.

Net sales in the first half of 2024 were $3.04 billion compared to $3.79 billion in the first half of 2023. Average selling prices for the first half of 2024 were lower than in the first half of 2023 as lower global energy costs reduced the global market clearing price required to meet global demand. Sales volumes in the first half of 2024 were similar to the first half of 2023 as higher ammonia sales volumes due primarily to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility were offset primarily by lower urea and UAN sales volumes.

Cost of sales for the first half of 2024 was lower compared to the first half of 2023 due to lower realized natural gas costs partially offset by higher maintenance costs incurred in the first quarter of 2024 related to plant outages.

The average cost of natural gas reflected in the Company’s cost of sales was $2.53 per MMBtu in the first half of 2024 compared to the average cost of natural gas in cost of sales of $4.56 per MMBtu in the first half of 2023.

Second Quarter 2024 Financial Results

For the second quarter of 2024, net earnings attributable to common stockholders were $420 million, or $2.30 per diluted share, EBITDA was $752 million, and adjusted EBITDA was $752 million. These results compare to second quarter of 2023 net earnings attributable to common stockholders of $527 million, or $2.70 per diluted share, EBITDA of $855 million, and adjusted EBITDA of $857 million.

Net sales in the second quarter of 2024 were $1.57 billion compared to $1.78 billion in the second quarter of 2023. Average selling prices for the second quarter of 2024 were lower than in the second quarter of 2023 as lower global energy costs reduced the global market clearing price required to meet global demand. Sales volumes in the second quarter of 2024 were lower than the second quarter of 2023 as lower ammonia, UAN and AN sales volumes were partially offset by higher urea sales volumes.

Cost of sales for the second quarter of 2024 was lower compared to the second quarter of 2023 primarily due to lower realized natural gas costs.

The average cost of natural gas reflected in the Company’s cost of sales was $1.90 per MMBtu in the second quarter of 2024 compared to the average cost of natural gas in cost of sales of $2.75 per MMBtu in the second quarter of 2023.

Capital Management
Capital Expenditures
Capital expenditures in the second quarter and first half of 2024 were $84 million and $182 million, respectively. Management projects capital expenditures for full year 2024 will be approximately $550 million.

Share Repurchase Program

The Company repurchased 8.3 million shares for $652 million during the first half of 2024, which includes the repurchase of 4.0 million shares for $305 million during the second quarter of 2024. Since CF Industries commenced its current $3 billion share repurchase program in the second quarter of 2023, the Company has repurchased 13.9 million shares for approximately $1.1 billion. As of June 30, 2024, approximately $1.9 billion remains under the program, which expires in December 2025.

CHS Inc. Distribution

On July 31, 2024, the Board of Managers of CF Industries Nitrogen, LLC approved a semi-annual distribution payment to CHS Inc. of $165 million for the distribution period ended June 30, 2024. The distribution was paid on July 31, 2024.

Nitrogen Market Outlook

From the end of the second quarter of 2024 into the third quarter of 2024, gas curtailments in Egypt and Trinidad, along with scheduled outages and a lack of substantial urea export availability from China, have supported global nitrogen pricing during a period of year that typically sees lower prices and low global shipments as demand shifts from the Northern Hemisphere to the Southern Hemisphere. In the near-term, management expects the global supply-

demand balance to remain constructive, led by nitrogen import requirements through year-end for Brazil and India and continued wide energy spreads between North America and high-cost production in Europe.

•North America: Management believes nitrogen channel inventories in the region for all products are below average based on strong demand for urea and UAN during the spring application season and higher-than-expected planted corn acres. Reported UAN and ammonia fill programs achieved prices above 2023 levels despite softening farm economics in the region as corn and soybean prices have fallen due to higher forecasted production in 2024 in the United States and Brazil.

•Brazil: Urea consumption in Brazil in 2024 is forecast to increase 3% year-over-year to more than 8.0 million metric tons, supported by improved supply availability and lower global urea prices. Urea imports to Brazil in 2024 are expected to be in the range of 7.0-8.0 million metric tons as domestic production remains limited.

•India: India is expected to be active importing urea through the second half of the year as the country secured lower-than-expected volumes in its two most recent tenders and urea consumption is expected to rise to support rice, wheat and other crop production. Management expects urea imports to India in 2024, including volumes supplied on a contractual basis, to be in a range of 5.0-6.0 million metric tons as recently revitalized plants and new facilities in the country operate at higher rates.

•Europe: Approximately 25% of ammonia and 30% of urea capacity were reported in shutdown/curtailment in Europe in early July 2024. Management believes that ammonia operating rates and overall domestic nitrogen product output in Europe will remain below historical averages over the long-term given the region’s status as the global marginal producer. As a result, the Company expects nitrogen imports of ammonia and upgraded products to the region to be higher than historical averages.

•China: Ongoing urea export controls by the Chinese government continues to limit urea export availability from the country. For the first six months of 2024, China exported 140,000 metric tons of urea, 86 percent lower than the same period in 2023.

•Russia: Urea exports from Russia are expected to increase in 2024 due to the start-up of new urea granulation capacity and the willingness of certain countries to purchase Russian fertilizer, including Brazil and the United States. Exports of ammonia from Russia are also expected to rise with the completion of the country’s Taman port ammonia terminal in the second half of 2024 though annual ammonia export volumes are projected to remain below pre-war levels.

Over the medium-term, significant energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost curve will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity growth over the next four years is not projected to keep pace with expected global nitrogen demand growth of approximately 1.5% per year for traditional applications and new demand growth for clean energy applications. Global production is expected to remain constrained by continued challenges related to cost and availability of natural gas.

Strategic Initiatives Update

Evaluation of low-carbon ammonia technologies and global low-carbon demand development

CF Industries, along with its partners, continue to advance front-end engineering and design (FEED) studies evaluating autothermal reforming (ATR) ammonia production technology and assessing the cost and viability of adding flue gas carbon dioxide capture to a steam methane reforming (SMR) ammonia facility. Both FEED studies are expected to be completed in the fourth quarter of 2024.

CF Industries and its partners also expect greater clarity later in 2024 regarding demand for low-carbon ammonia, including the ammonia carbon intensity requirements of offtake partners as well as government incentives and regulatory developments in partners’ local jurisdictions.

Donaldsonville Complex green ammonia project

Commissioning of the 20-megawatt alkaline water electrolysis plant constructed at CF Industries’ Donaldsonville, Louisiana, manufacturing complex is nearing completion. In anticipation of start-up, the Company has entered into an agreement to procure 45V-compliant renewable energy certificates to pair with electrolyzer operations. As a result, the electrolyzer will generate green hydrogen that enables CF Industries to produce green ammonia, which refers to ammonia produced with hydrogen sourced from an electrolysis process that produces no carbon dioxide emissions. At full electrolyzer capacity, the Company will be able to produce approximately 20,000 tons of green ammonia per year. This represents North America’s first commercial-scale green ammonia capacity.

Donaldsonville Complex carbon capture and sequestration project

Engineering activities for the construction of a dehydration and compression unit at CF Industries’ Donaldsonville Complex continue to advance: all major equipment for the facility has been procured, fabrication of the carbon dioxide compressors is proceeding and construction of the cooling tower required for the unit has been completed. Once in service, the dehydration and compression unit will enable up to 2 million metric tons of captured process carbon dioxide to be transported and permanently stored by ExxonMobil. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of carbon dioxide sequestered. Start-up of the project is expected in 2025.

Yazoo City Complex carbon capture and sequestration project

CF Industries signed a definitive commercial agreement in July 2024 with ExxonMobil for the transport and sequestration in permanent geologic storage of up to 500,000 metric tons of carbon dioxide annually from the Company’s Yazoo City, Mississippi, Complex. CF Industries will invest approximately $100 million into its Yazoo City Complex to build a carbon dioxide dehydration and compression unit to enable up to 500,000 metric tons of carbon dioxide captured from the ammonia production process per year to be transported and stored. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of carbon dioxide sequestered. Start-up of the project is expected in 2028.

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(1)Certain items recognized during the first half of 2024 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)Financial results for the first half of 2024 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(3)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(4)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,572	$1,775	$3,042	$3,787
Cost of sales	893	971	1,954	2,120
Gross margin	$679	$804	$1,088	$1,667
Gross margin percentage	43.2%	45.3%	35.8%	44.0%

Net earnings attributable to common stockholders	$420	$527	$614	$1,087
Net earnings per diluted share	$2.30	$2.70	$3.31	$5.55

EBITDA(1)	$752	$855	$1,240	$1,779
Adjusted EBITDA(1)	$752	$857	$1,211	$1,723

Sales volume by product tons (000s)	4,875	4,938	9,399	9,473

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$1.90	$2.74	$2.30	$3.86
Realized derivatives loss in cost of sales(3)	—	0.01	0.23	0.70
Cost of natural gas used for production in cost of sales	$1.90	$2.75	$2.53	$4.56
Average daily market price of natural gas Henry Hub (Louisiana)	$2.04	$2.12	$2.24	$2.40

Unrealized net mark-to-market gain on natural gas derivatives	$(1)	$—	$(34)	$(72)
Depreciation and amortization	$222	$221	$475	$427
Capital expenditures	$84	$95	$182	$164

Production volume by product tons (000s):
Ammonia(4)	2,602	2,374	4,750	4,733
Granular urea	1,255	1,122	2,214	2,333
UAN (32%)	1,833	1,665	3,464	3,263
Ammonium nitrate (AN)	333	300	674	688
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(3)Includes realized gains and losses on natural gas derivatives settled during the period.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2024(1)	2023	2024(1)	2023
	(dollars in millions, except per ton amounts)
Net sales	$409	$525	$811	$949
Cost of sales	262	303	599	583
Gross margin	$147	$222	$212	$366
Gross margin percentage	35.9%	42.3%	26.1%	38.6%

Sales volume by product tons (000s)	979	1,053	1,897	1,705
Sales volume by nutrient tons (000s)(2)	802	863	1,555	1,398

Average selling price per product ton	$418	$499	$428	$557
Average selling price per nutrient ton(2)	510	608	522	679

Adjusted gross margin(3):
Gross margin	$147	$222	$212	$366
Depreciation and amortization	49	47	121	78
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(12)	(21)
Adjusted gross margin	$196	$269	$321	$423
Adjusted gross margin as a percent of net sales	47.9%	51.2%	39.6%	44.6%

Gross margin per product ton	$150	$211	$112	$215
Gross margin per nutrient ton(2)	183	257	136	262
Adjusted gross margin per product ton	200	255	169	248
Adjusted gross margin per nutrient ton(2)	244	312	206	303
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(1)Financial results for the second quarter and first half of 2024 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(2)Nutrient tons represent the tons of nitrogen within the product tons.
(3)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2024 to first half 2023:

•Ammonia sales volume for 2024 increased compared to 2023 due to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility, partially offset by lower spring ammonia agricultural applications in North America compared to the prior year.
•Ammonia average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand and the Company had a higher proportion of non-agricultural ammonia sales.
•Ammonia adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices and higher maintenance costs partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$457	$460	$864	$1,071
Cost of sales	230	222	483	549
Gross margin	$227	$238	$381	$522
Gross margin percentage	49.7%	51.7%	44.1%	48.7%

Sales volume by product tons (000s)	1,251	1,147	2,343	2,470
Sales volume by nutrient tons (000s)(1)	576	529	1,078	1,137

Average selling price per product ton	$365	$401	$369	$434
Average selling price per nutrient ton(1)	793	870	801	942

Adjusted gross margin(2):
Gross margin	$227	$238	$381	$522
Depreciation and amortization	76	71	145	150
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(9)	(20)
Adjusted gross margin	$303	$309	$517	$652
Adjusted gross margin as a percent of net sales	66.3%	67.2%	59.8%	60.9%

Gross margin per product ton	$181	$207	$163	$211
Gross margin per nutrient ton(1)	394	450	353	459
Adjusted gross margin per product ton	242	269	221	264
Adjusted gross margin per nutrient ton(1)	526	584	480	573
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2024 to first half 2023:

•Granular urea sales volumes for 2024 were lower than 2023 primarily due to reduced availability of ammonia for upgrade and lower supply availability from the impact of severe weather that caused urea plant outages in the first quarter of 2024.
•Urea average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Granular urea adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices and the impact of purchased volumes of granular urea to meet customer commitments partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$475	$548	$900	$1,215
Cost of sales	259	289	541	635
Gross margin	$216	$259	$359	$580
Gross margin percentage	45.5%	47.3%	39.9%	47.7%

Sales volume by product tons (000s)	1,748	1,809	3,359	3,471
Sales volume by nutrient tons (000s)(1)	553	570	1,062	1,094

Average selling price per product ton	$272	$303	$268	$350
Average selling price per nutrient ton(1)	859	961	847	1,111

Adjusted gross margin(2):
Gross margin	$216	$259	$359	$580
Depreciation and amortization	68	70	137	136
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(10)	(21)
Adjusted gross margin	$284	$329	$486	$695
Adjusted gross margin as a percent of net sales	59.8%	60.0%	54.0%	57.2%

Gross margin per product ton	$124	$143	$107	$167
Gross margin per nutrient ton(1)	391	454	338	530
Adjusted gross margin per product ton	162	182	145	200
Adjusted gross margin per nutrient ton(1)	514	577	458	635
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2024 to first half 2023:

•UAN sales volumes for 2024 were similar to 2023 sales volumes.
•UAN average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•UAN adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$98	$104	$212	$263
Cost of sales	75	81	180	185
Gross margin	$23	$23	$32	$78
Gross margin percentage	23.5%	22.1%	15.1%	29.7%

Sales volume by product tons (000s)	340	369	730	743
Sales volume by nutrient tons (000s)(1)	116	127	250	255

Average selling price per product ton	$288	$282	$290	$354
Average selling price per nutrient ton(1)	845	819	848	1,031

Adjusted gross margin(2):
Gross margin	$23	$23	$32	$78
Depreciation and amortization	7	12	20	23
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(1)	(3)
Adjusted gross margin	$30	$35	$51	$98
Adjusted gross margin as a percent of net sales	30.6%	33.7%	24.1%	37.3%

Gross margin per product ton	$68	$62	$44	$105
Gross margin per nutrient ton(1)	198	181	128	306
Adjusted gross margin per product ton	88	95	70	132
Adjusted gross margin per nutrient ton(1)	259	276	204	384
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2024 to first half 2023:

•AN sales volume for 2024 approximated 2023 sales volumes.
•AN average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•AN adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower maintenance costs and lower realized natural gas costs.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$133	$138	$255	$289
Cost of sales	67	76	151	168
Gross margin	$66	$62	$104	$121
Gross margin percentage	49.6%	44.9%	40.8%	41.9%

Sales volume by product tons (000s)	557	560	1,070	1,084
Sales volume by nutrient tons (000s)(1)	109	110	208	213

Average selling price per product ton	$239	$246	$238	$267
Average selling price per nutrient ton(1)	1,220	1,255	1,226	1,357

Adjusted gross margin(2):
Gross margin	$66	$62	$104	$121
Depreciation and amortization	13	17	33	33
Unrealized net mark-to-market gain on natural gas derivatives	(1)	—	(2)	(7)
Adjusted gross margin	$78	$79	$135	$147
Adjusted gross margin as a percent of net sales	58.6%	57.2%	52.9%	50.9%

Gross margin per product ton	$118	$111	$97	$112
Gross margin per nutrient ton(1)	606	564	500	568
Adjusted gross margin per product ton	140	141	126	136
Adjusted gross margin per nutrient ton(1)	716	718	649	690
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2024 to first half 2023:

•Other sales volume for 2024 approximated 2023 sales volumes.
•Other average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Other adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Dividend Payment

On July 10, 2024, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on August 30, 2024 to stockholders of record as of August 15, 2024.

Conference Call

CF Industries will hold a conference call to discuss its second quarter and first half 2024 results at 11:00 a.m. ET on Thursday, August 8, 2024. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the synergies and other benefits, and other aspects of the transactions with Incitec Pivot Limited (“IPL”), strategic plans and management’s expectations with respect to the production of green and low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the risk of obstacles to realization of the benefits of the transactions with IPL; the risk that the synergies from the transactions with IPL may not be fully realized or may take longer to realize than expected; the risk that the completion of the transactions with IPL, including integration of the Waggaman ammonia production complex into the Company’s operations, disrupt current operations or harm relationships with customers, employees and suppliers; the risk that integration of the Waggaman ammonia production complex with the Company’s current operations will be more costly or difficult than expected or may otherwise be unsuccessful; diversion of management time and attention to issues relating to the transactions with IPL; unanticipated costs or liabilities associated with the IPL transactions; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for our fertilizer products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials and utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and low-carbon ammonia projects; and risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Net sales	$1,572	$1,775	$3,042	$3,787
Cost of sales	893	971	1,954	2,120
Gross margin	679	804	1,088	1,667
Selling, general and administrative expenses	76	71	164	145
U.K. operations restructuring	—	—	—	2
Acquisition and integration costs	1	3	4	16
Other operating—net	(39)	3	(22)	(32)
Total other operating costs and expenses	38	77	146	131
Equity in (losses) earnings of operating affiliate	(3)	7	(1)	24
Operating earnings	638	734	941	1,560
Interest expense	37	36	74	76
Interest income	(28)	(40)	(58)	(70)
Other non-operating—net	—	(2)	(4)	(5)
Earnings before income taxes	629	740	929	1,559
Income tax provision	123	134	185	303
Net earnings	506	606	744	1,256
Less: Net earnings attributable to noncontrolling interest	86	79	130	169
Net earnings attributable to common stockholders	$420	$527	$614	$1,087

Net earnings per share attributable to common stockholders:
Basic	$2.30	$2.71	$3.31	$5.56
Diluted	$2.30	$2.70	$3.31	$5.55
Weighted-average common shares outstanding:
Basic	182.7	194.6	185.1	195.4
Diluted	182.8	195.0	185.5	195.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2024	December 31, 2023
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,819	$2,032
Accounts receivable—net	531	505
Inventories	302	299
Prepaid income taxes	85	167
Other current assets	64	47
Total current assets	2,801	3,050
Property, plant and equipment—net	6,830	7,141
Investment in affiliate	25	26
Goodwill	2,493	2,495
Intangible assets—net	522	538
Operating lease right-of-use assets	241	259
Other assets	863	867
Total assets	$13,775	$14,376

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$501	$520
Income taxes payable	—	12
Customer advances	8	130
Current operating lease liabilities	78	96
Other current liabilities	9	42
Total current liabilities	596	800
Long-term debt	2,970	2,968
Deferred income taxes	926	999
Operating lease liabilities	171	168
Supply contract liability	739	754
Other liabilities	271	314
Equity:
Stockholders’ equity	5,460	5,717
Noncontrolling interest	2,642	2,656
Total equity	8,102	8,373
Total liabilities and equity	$13,775	$14,376

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(in millions)
Operating Activities:
Net earnings	$506	$606	$744	$1,256
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	222	221	475	427
Deferred income taxes	(59)	(27)	(70)	(53)
Stock-based compensation expense	6	7	19	19
Unrealized net gain on natural gas derivatives	(1)	—	(34)	(72)
Gain on sale of emission credits	(47)	(1)	(47)	(36)
Loss on disposal of property, plant and equipment	1	1	6	1
Undistributed losses of affiliate—net of taxes	3	7	1	—
Changes in assets and liabilities:
Accounts receivable—net	5	97	(45)	198
Inventories	(26)	101	(6)	140
Accrued and prepaid income taxes	2	13	63	166
Accounts payable and accrued expenses	(3)	(3)	(26)	(138)
Customer advances	(97)	(275)	(122)	(220)
Other—net	(37)	(35)	(38)	(29)
Net cash provided by operating activities	475	712	920	1,659
Investing Activities:
Additions to property, plant and equipment	(84)	(95)	(182)	(164)
Purchase of Waggaman ammonia production facility	2	—	2	—
Proceeds from sale of property, plant and equipment	—	1	—	1
Proceeds from sale of investments held in nonqualified employee benefit trust	1	—	1	—
Purchase of emission credits	—	—	(2)	—
Proceeds from sale of emission credits	47	1	47	36
Net cash used in investing activities	(34)	(93)	(134)	(127)
Financing Activities:
Dividends paid on common stock	(91)	(79)	(188)	(158)
Distributions to noncontrolling interest	—	—	(144)	(255)
Purchases of treasury stock	(305)	(151)	(644)	(205)
Proceeds from issuances of common stock under employee stock plans	—	1	1	1
Cash paid for shares withheld for taxes	—	—	(23)	(22)
Net cash used in financing activities	(396)	(229)	(998)	(639)
Effect of exchange rate changes on cash and cash equivalents	1	4	(1)	3
Increase (decrease) in cash and cash equivalents	46	394	(213)	896
Cash and cash equivalents at beginning of period	1,773	2,825	2,032	2,323
Cash and cash equivalents at end of period	$1,819	$3,219	$1,819	$3,219

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended June 30,
	2024	2023
	(in millions)
Net cash provided by operating activities(1)	$2,018	$3,234
Capital expenditures	(517)	(488)
Distributions to noncontrolling interest	(348)	(627)
Free cash flow(1)	$1,153	$2,119
_______________________________________________________________________________
(1)For the twelve months ended June 30, 2023, net cash provided by operating activities and free cash flow includes the impact of $491 million in tax and interest payments made to Canadian tax authorities in relation to an arbitration decision covering tax years 2006 through 2011 and transfer pricing positions between Canada and the United States for open years 2012 and after. The Company has filed amended tax returns in the U.S. seeking refunds of related taxes paid associated with the arbitration decision.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(in millions)
Net earnings	$506	$606	$744	$1,256
Less: Net earnings attributable to noncontrolling interest	(86)	(79)	(130)	(169)
Net earnings attributable to common stockholders	420	527	614	1,087
Interest expense (income)—net	9	(4)	16	6
Income tax provision	123	134	185	303
Depreciation and amortization	222	221	475	427
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(21)	(22)	(48)	(42)
Loan fee amortization(1)	(1)	(1)	(2)	(2)
EBITDA	752	855	1,240	1,779
Unrealized net mark-to-market gain on natural gas derivatives	(1)	—	(34)	(72)
(Gain) loss on foreign currency transactions, including intercompany loans	—	(1)	1	(2)
U.K. operations restructuring	—	—	—	2
Acquisition and integration costs	1	3	4	16
Total adjustments	—	2	(29)	(56)
Adjusted EBITDA	$752	$857	$1,211	$1,723

Net sales	$1,572	$1,775	$3,042	$3,787
Sales volume by product tons (000s)	4,875	4,938	9,399	9,473

Net earnings attributable to common stockholders per ton	$86.15	$106.72	$65.33	$114.75
EBITDA per ton	$154.26	$173.15	$131.93	$187.80
Adjusted EBITDA per ton	$154.26	$173.55	$128.84	$181.89
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense (income)—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended June 30, 2024 and 2023, we reported net earnings attributable to common stockholders of $420 million and $527 million, respectively. For the six months ended June 30, 2024 and 2023, we reported net earnings attributable to common stockholders of $614 million and $1.09 billion, respectively. Certain items affected the comparability of our financial results for the three and six months ended June 30, 2024 and 2023. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended June 30,				Six months ended June 30,
	2024		2023		2024		2023
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$(1)	$(1)	$—	$—	$(34)	$(26)	$(72)	$(56)
(Gain) loss on foreign currency transactions, including intercompany loans(2)	—	—	(1)	—	1	1	(2)	(1)
U.K. operations restructuring	—	—	—	—	—	—	2	2
Acquisition and integration costs	1	1	3	2	4	3	16	12
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.